                                                                    Exhibit 2.2

John J. Dawson, Esq. (Az Bar No. 002786)
Susan G. Boswell, Esq. (Az Bar No. 004791)
Ronald E. Reinsel, Esq. (Az Bar No. 011059)
STREICH LANG, P.A.
Renaissance One
Two North Central Avenue
Phoenix, Arizona  85004-2391

Attorneys for EDWARD J. SHOEN,
  Debtor and Debtor-In-Possession

                      IN THE UNITED STATES BANKRUPTCY COURT

                           FOR THE DISTRICT OF ARIZONA



                                          )   In Proceedings Under Chapter 11
In re:                                    )
                                          )   Jointly Administered
EDWARD J. SHOEN, et al.                   )   Case No. 95-1430-PHX-JMM
                                          )
                          Debtors.        )   (Cases 95-1430-PHX-JMM
                                          )    through 95-1434-PHX-GBN,
                                          )    Inclusive)
- ------------------------------------------



                 SECOND AMENDED AND RESTATED DEBTOR'S PLAN OF
                 REORGANIZATION PROPOSED BY EDWARD J. SHOEN (INCLUDING AND RESTATING SURVIVING PROVISIONS OF THE DEBTOR'S INITIAL PLAN, AMENDED AND RESTATED PLAN, AND FIRST, SECOND, THIRD, AND FOURTH AMENDMENTS)

DATED:                    February 29, 1996
PRIOR DATES:              Initial Plan - April 25, 1995
                          Amended And Restated Plan - July 28, 1995 First
                          Amendment - October 16, 1995
                          Second Amendment - November 1, 1995
                          Third Amendment - December 6, 1995
                          Fourth Amendment - January 29, 1996

PHOENIX, ARIZONA

                                TABLE OF CONTENTS

                                                                                Page
                                                                                ----
ARTICLE I INTRODUCTION........................................................    1

ARTICLE II DEFINITIONS........................................................    8

  2.1      Accepting Creditor Settlement......................................    8
  2.2      Accepting Creditor Settlement Fund.................................    8
  2.3      Administrative Claim...............................................    8
  2.4      Allowed Claim......................................................    8
  2.5      AMERCO.............................................................    9
  2.5A     AMERCO Joinder.....................................................    9
  2.6      Arizona Litigation.................................................   10
  2.7      Bankruptcy Code....................................................   10
  2.8      Bankruptcy Court...................................................   10
  2.9      Business Day.......................................................   10
  2.10     Claim..............................................................   10
  2.11     Class..............................................................   10
  2.12     Confirmation Date..................................................   10
  2.13     Confirmation Hearing...............................................   10
  2.14     Confirmation Order.................................................   10
  2.15     Contingency Fund...................................................   10
  2.16     Court..............................................................   11
  2.17     Creditor...........................................................   11
  2.18     Debtor.............................................................   11
  2.19     Debtor Professionals...............................................   11
  2.20     Director Defendants................................................   11
  2.21     Disbursing Agent...................................................   11
  2.22     Dischargeability Litigation........................................   11
  2.23     Disclosure Statement...............................................   12
  2.24     Disputed Claim.....................................................   12
  2.25     Distribution Account...............................................   12
  2.26     Effective Date.....................................................   12
  2.26A    Escrow Account.....................................................   13
  2.27     Estate.............................................................   14
  2.28     Executory Contract.................................................   14
  2.29     General Unsecured Claim............................................   14
  2.30     Impoundment Trust..................................................   14
  2.31     Insider............................................................   16
  2.31A    Mary Anna/MARAN Agreements.........................................   16
  2.31B    Non-Shareholder Plaintiffs.........................................   16
  2.33     Plan...............................................................   17
  2.34     Priority Unsecured Claim...........................................   17
  2.35     Professional Charges...............................................   17
  2.36     Punitive Damage Claim..............................................   17
  2.37     Reorganization Case................................................   18
  2.38     Reorganized Debtor.................................................   18
  2.39     Secured Claim......................................................   18
  2.40     Secured Creditor...................................................   18
  2.41     Securities Litigation Claims.......................................   18
  2.42     Settlement Trust...................................................   19
  2.43     Settlement Trust Property..........................................   19
  2.44     Share Case Claim...................................................   19
  2.45     Share Case Judgment................................................   19
  2.46     Share Case Judgment Amount.........................................   19
  2.47     Share Case Judgment Codebtor Claim.................................   19
  2.47A    Share Case Plaintiffs..............................................   19
  2.48     Shareholder Plaintiffs.............................................   20

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

  2.49     Share Case Plaintiffs' Effective Date Payoff........................  20
  2.50     Stock Exchange Distributees.........................................  21
  2.51     Stock Exchange Distribution.........................................  21
  2.52     Unsecured Claim.....................................................  21
  2.53     Unsecured Committee.................................................  21
  2.54     Unsecured Creditor..................................................  21

ARTICLE III CLASSIFICATION OF CLAIMS AND THE DEBTOR'S EQUITY INTEREST..........  21

  3.1      Class 1:  Administrative Claims.....................................  21
  3.2      Class 2:  Priority Unsecured Claims.................................  21
  3.3      Class 3A:  Leonard S. Shoen And/Or LSS, Inc. Share Case
           Claims..............................................................  22
  3.4      Class 3B:  Samuel W. Shoen And/Or SAMWILL, Inc. Share Case
           Claims..............................................................  22
  3.5      Class 3C:  Michael L. Shoen And/Or MICKL, Inc. Share Case
           Claims..............................................................  22
  3.6      Class 3D:  Mary Anna (Shoen) Eaton And/Or MARAN, Inc. Share Case
           Claims..............................................................  22
  3.7      Class 3E:  Cecilia (Shoen) Hanlon And/Or CEMAR, Inc. Share Case
           Claims..............................................................  22
  3.8      Class 3F:  Theresa (Shoen) Romero And/Or THERMAR, Inc. Share
           Case Claims.........................................................  22
  3.9      Class 3G:  Katrina (Shoen) Carlson And/Or KATTYDID, Inc. Share
           Case Claims.........................................................  22
  3.10     Class 4:  General Unsecured Claims..................................  22
  3.11     Class 5:  Punitive Damage Claim.....................................  22
  3.12     Class 6:  Securities Litigation Claims..............................  22
  3.13     Class 7:  Share Case Judgment Codebtor Claims.......................  22
  3.14     Class 8:  Debtor's Equity Interest..................................  22

ARTICLE IV TREATMENT OF CLASSES INDISPUTABLY UNIMPAIRED BY THE PLAN............  23

  4.1      Treatment of Class 1 (Administrative Claims)........................  23
  4.2      Treatment of Class 2 (Priority Unsecured Claims)....................  23
  4.3      Treatment Of Unimpaired Classes Not Changed.........................  24

ARTICLE V TREATMENT OF CLASS 3A CLAIMS (Leonard S. Shoen
  And/Or LSS, Inc. Share Case Claims)..........................................  24

ARTICLE VI TREATMENT OF CLASS 3B CLAIMS (Samuel W. Shoen
  And/Or SAMWILL, Inc. Share Case Claims)......................................  24

ARTICLE VII TREATMENT OF CLASS 3C CLAIMS (Michael L. Shoen
  And/Or MICKL, Inc. Share Case Claims)........................................  25

ARTICLE VIII TREATMENT OF CLASS 3D CLAIMS (Mary Anna (Shoen) Eaton
  And/Or MARAN, Inc. Share Case Claims)........................................  27

RTICLE IX TREATMENT OF CLASS 3E CLAIMS (Cecilia (Shoen) Hanlon
  And/Or CEMAR, Inc. Share Case Claims)........................................  27

ARTICLE X TREATMENT OF CLASS 3F CLAIMS (Theresa (Shoen) Romero
  And/Or THERMAR, Inc. Share Case Claims)......................................  28

ARTICLE XI TREATMENT OF CLASS 3G CLAIMS (Katrina (Shoen) Carlson
  And/Or KATTYDID, Inc. Share Case Claims).....................................  28

ARTICLE XII TREATMENT OF CLASS 4 CLAIMS (General Unsecured Claims).............  29

ARTICLE XIII TREATMENT OF CLASS 5 CLAIMS (Punitive Damage Claim)...............  31

ARTICLE XIV TREATMENT OF CLASS 6 CLAIMS (Securities Litigation Claims).........  33

ARTICLE XV TREATMENT OF CLASS 7 CLAIMS Share Case Judgment Codebtor Claims)....  34

ARTICLE XVI TREATMENT OF CLASS 8 DEBTOR'S EQUITY INTEREST .....................  34

ARTICLE XVII MEANS FOR EXECUTION OF THE PLAN...................................  35

ARTICLE XVIII TREATMENT OF EXECUTORY CONTRACTS.................................  36

ARTICLE XVIII-A SUBSTANTIAL CONSUMMATION OF THE PLAN...........................  37

ARTICLE XIX DISCHARGE..........................................................  37

ARTICLE XX MODIFICATIONS OF THE PLAN...........................................  37

ARTICLE XXI RETENTION OF JURISDICTION..........................................  38\

  21.1     In General..........................................................  38
  21.2     Plan Disputes.......................................................  38
  21.3     Further Orders......................................................  38
  21.4     Other Claims........................................................  39
  21.5     Final Decree........................................................  39
  21.6     Appeals.............................................................  39
  21.7     Executory Contracts.................................................  39
  21.8     Committees..........................................................  39

ARTICLE XXII GENERAL PROVISIONS................................................  40

  22.1     Extension Of Payment Dates..........................................  40
  22.2     Confirmation By Non-Acceptance Method...............................  40
  22.3     Vesting.............................................................  40
  22.4     Captions............................................................  40
  22.5     Successors And Assigns..............................................  40
  22.6     Tax Considerations Of The Plan......................................  40

                                  ARTICLE I

                                 INTRODUCTION

                 This Second Amended and Restated Plan of Reorganization (defined herein as the "Plan," including all modification(s) of the Plan) is proposed by EDWARD J. SHOEN, who is the Debtor and the Debtor-In-Possession in the above-captioned Chapter 11 case (defined herein, in all capacities, as the "Debtor"). Among its provisions, the Plan includes and restates surviving provisions of the Initial Plan, the Amended and Restated Plan, and the First, Second, Third, and Fourth Amendments which the Debtor previously proposed.(1) The Plan also incorporates the stated intent of AMERCO (as defined herein) to fund the payment of the Share Case Claims (as defined herein) under the Plan, as stated by AMERCO in the pleading entitled "AMERCO's Support Of And Joinder In Debtors' Motion For Rehearing Of Certain Legal Issues Addressed In The Court's January 26, 1996 Memorandum Regarding Plan Confirmation", dated February 7, 1996 (defined herein as the "AMERCO Joinder").

                 The Plan proposes the reorganization of the Debtor. The Debtor is a director of AMERCO. The largest Claims of Creditors in this case (as the terms "Claim" and "Creditor" are defined herein) were created by a damage judgment entered on February 21, 1995 (defined herein as the "Share Case Judgment") against the Debtor and certain other directors of AMERCO (defined herein collectively as the "Director Defendants")(2) in litigation filed by certain

- --------
(1) See the respective documents and dates listed on the cover page of the Plan. The Second Amended and Restated Plan of Reorganization has been prepared and presented primarily to facilitate the Bankruptcy Court's review and consideration of the Plan by melding together surviving provisions of a series of documents already in the record.

(2) The other Director Defendants are: (i) James P. Shoen; (ii) Aubrey K. Johnson; (iii) John M. Dodds; and (iv) William E. Carty, all of whom also filed individual petitions for relief under Chapter 11 on February 21, 1995. The Chapter 11 cases of the other Director Defendants are jointly administered with the above-captioned Chapter 11 case of the Debtor, and are maintained as Jointly Administered Case No. 95-1430-PHX-JMM. Paul F. Shoen ("Paul") is another defendant in the Arizona Litigation against whom the Share Case Judgment was entered. The Share Case Plaintiffs entered into an agreement with Paul whereby Paul capped and exonerated his liability to the Share Case Plaintiffs for a payment of $1,500,000. Pursuant to a demand made by Paul, and at the request of

                                                                  (continued...)

individuals and by their closely held corporations (defined herein collectively as the "Share Case Plaintiffs"), in the Superior Court, Maricopa County, Arizona as Case No. CV 88-20139 (defined herein as the "Arizona Litigation"). In order to prevent double recovery by the Share Case Plaintiffs, the Share Case Judgment requires the Shareholder Plaintiffs(3) to surrender their AMERCO common stock when the Share Case Claims (as defined herein) created by the Share Case Judgment are paid. In accordance with the Share Case Judgment, AMERCO's agreement to fund payment of the Share Case Claims, and AMERCO's existing right of first refusal, AMERCO is the designee of the Debtor and the other Director Defendants to receive the AMERCO common stock which the Shareholder Plaintiffs are obliged to surrender and transfer when the Share Case Claims are paid.

                 The Claims (as defined herein) of the Share Case Plaintiffs pursuant to the Share Case Judgment are Disputed Claims (as defined herein) with respect to the liability of the Debtor and the other Director Defendants for the damages awarded by the Share Case Judgment. The Debtor and the other Director Defendants believe that they have unexpired rights to appeal the amount of the damages awarded by the Share Case Judgment. The Debtor and the other Director Defendants intend to preserve their unexpired appeal rights until they are successful in confirming and implementing their respective Plans.

                  After the Petition Date, certain of the Share Case Plaintiffs have entered into settlements regarding their Claims against the Debtor and the other Director Defendants; and certain of the Share Case Plaintiffs have received full payments of their Share Case Claims from AMERCO at the request of the Debtor and the other Director Defendants. These settlements and payments changed the number

- ---------------
(2) (...continued)
the Debtor and the other Director Defendants, AMERCO reimbursed Paul the full amount of the $1,500,000 payment which he paid to the Share Case Plaintiffs. When used in the Plan, the term Director Defendants will not include Paul.

(3) Those Share Case Plaintiffs which are record owners of AMERCO common stock are defined herein as the "Shareholder Plaintiffs." Those Share Case Plaintiffs who are not record owners of AMERCO common stock are defined herein as the "Non-Shareholder Plaintiffs." When referred to collectively, the Shareholder Plaintiffs and the Non-Shareholder Plaintiffs are identified as the Share Case Plaintiffs.

and the total amount of the Share Case Claims which remain unpaid. Such post-Petition Date settlements and payments are summarized as follows:

                          (A) Settlements With Mary Anna (Shoen) Eaton and
MARAN, Inc. In September 1995, Mary Anna (Shoen) Eaton and MARAN, Inc. entered into settlements as to which the participation of the Debtor and the other Director Defendants was approved by the Bankruptcy Court after notice and a hearing in October 1995. Such settlements (defined herein as the "Mary Anna/MARAN Agreements") fully settled and satisfied all disputes among Mary Anna (Shoen) Eaton (and her spouse), MARAN, Inc., the Debtor, the other Director Defendants, and AMERCO, including the Share Case Claims and the portion of the Punitive Damage Claim (as defined herein) asserted by Mary Anna (Shoen) Eaton and MARAN, Inc. The Mary Anna/MARAN Agreements reduced the total amount of the Share Case Claims by $84,576,312; and the Claim for accrued and accruing interest on that portion of the Share Case Claims both before and after the Petition Date was resolved and extinguished. The Mary Anna/MARAN Agreements also reduced the total amount of the Punitive Damage Claim against Edward J. Shoen (the Debtor herein), including the Claim for interest thereon both before and after the Petition Date, by one-seventh (1/7) of the total amount of the Claim. At the request of the Debtor and the other Director Defendants, and pursuant to AMERCO's existing right of first refusal, AMERCO funded the payments under the Mary Anna/MARAN Agreements (which totaled $64,085,000); and the AMERCO common stock of former Shareholder Plaintiff MARAN, Inc. was surrendered and transferred to AMERCO's treasury (where it is currently held as ordered by the Bankruptcy Court).

                          (B) Full Reimbursement Of Paul. On December 18, 1995,
pursuant to Paul's demand for reimbursement and at the request of the Debtors, AMERCO paid Paul $1,500,000 in full reimbursement of Paul's payment to the Share Case Plaintiffs under his April 25, 1995 "Settlement Agreement" with the Share Case Plaintiffs. As a result of Paul's payment fully reimbursed by AMERCO, the total "principal" amount of the Share Case Claims was reduced by $1,500,000.

                          (C) Full Payment Of The Share Case Claims Asserted By
Leonard S. Shoen And LSS, Inc. On January 29, 1996, and at the request of the Debtor and the other Director Defendants, AMERCO tendered payment in full of the Share Case Claims asserted by Leonard S. Shoen and LSS, Inc. Such payment was in the total amount of $23,119,109.42, which included interest at the rate of ten percent (10%) per year from the date of the Share Case Plaintiffs' acceptance of the remittitur resulting in the Superior Court's entry of the Share Case Judgment (February 14, 1995) through the date of payment (January 29, 1996). The payment was tendered with full reservations of the rights of the Debtor and the other Director Defendants (and AMERCO wherever applicable) against the other Share Case Plaintiffs asserting unpaid Share Case Claims.(4) As a result of full payment of the Share Case Claims asserted by Leonard S. Shoen and LSS, Inc., and in accordance with AMERCO's existing right of first refusal, the AMERCO common stock of former Shareholder Plaintiff LSS, Inc. was transferred to AMERCO's treasury.

        (D) Full Payment Of The Share Case Claims Asserted By Theresa (Shoen) Romero And THERMAR, Inc. On February 7, 1996, and at the request of the Debtor and the other Director Defendants, AMERCO tendered full payment of the Share Case Claims asserted by Theresa (Shoen) Romero and THERMAR, Inc. Such payment was in the amount of $45,894,657.46, which included interest at the rate of ten percent (10%) per year from February 14, 1995 through the date of payment (February 7, 1996). The payment was tendered with full reservations of the rights of the Debtor and the other Director Defendants (and AMERCO wherever applicable) against the other Share Case Plaintiffs asserting unpaid Share Case

- --------------
(4) The reserved rights against the Share Case Plaintiffs asserting unpaid Share Case Claims include, without limitation, the objections of the Debtor and the other Director Defendants to paying post-Petition Date interest on those Claims and the unexpired rights of the Debtor and the other Director Defendants to appeal the Share Case Judgment. As noted previously, the preferred course of action for the Debtor and the other Director Defendants is to confirm and implement their respective Plans; and if that can be accomplished (e.g., without the Share Case Plaintiffs or Paul interfering with AMERCO's efforts to raise the money needed to fund payment of the Share Case Claims), the remaining Share Case Claims will be paid as provided in the Plans (reserving the dispute regarding post-Petition Date interest). Otherwise, the Debtor and the other Director Defendants may exercise their unexpired rights to appeal the amount of the Share Case Judgment damage award. The adverse parties in the appeal will be the Share Case Plaintiffs unpaid at the time of the appeal. If the appeal is successful, the unpaid amount of the Share Case Judgment damage award may be affected (whether pursuant to a retrial or otherwise); but settlements or full payments and AMERCO common stock transfers completed with the Share Case Plaintiffs before the appeal will not be affected.

Claims. As a result of full payment of the Share Case Claims asserted by Theresa (Shoen) Romero and THERMAR, Inc., and in accordance with AMERCO's existing right of first refusal, the AMERCO common stock of former Shareholder Plaintiff THERMAR, Inc. was transferred to AMERCO's treasury.

                 In the context of the facts and circumstances described above, and with the cooperation of AMERCO, the Plan filed by the Debtor(5) proposes the following funding and treatment of the Share Case Claims created by the Share Case Judgment:

                 1. In full settlement and satisfaction of the remaining unpaid Share Case Claims (which are presently Disputed Claims subject to unexpired appeal rights), and on or before the Plan's Effective Date (as defined herein), each Share Case Claim will be paid in full and in cash, including, but not limited to, the payment of all interest (if any) which is necessary to pay the Share Case Claim in full and to cause the surrender of each Shareholder Plaintiff's AMERCO common stock. With respect to interest, and because the Debtor believes that his Estate and the Estates of the other Director Defendants are insolvent, the Plan proposes that the total amount of the Share Case Claims which will be paid under the Plan is the total principal amount of the remaining unpaid Share Case Claims, plus judgment interest on that amount at the rate of ten percent (10%) per year from February 14, 1995 to and including the Petition Date (as defined herein), plus any taxable costs (if any) awarded against the Debtor and the other Director Defendants pursuant to the Share Case Judgment (defined herein collectively as the "Share Case Plaintiffs' Effective Date Payoff"). Because of the insolvency of the Debtor's Estate and the Estates of the other Director Defendants, the Share Case Plaintiffs' Effective Date Payoff does not contemplate payment of interest under the Share Case Judgment from and after the Petition Date. Nevertheless, if the Bankruptcy Court (as defined herein) requires that interest under the Share Case Judgment must be paid from

- --------
(5) The Plans in the other four (4) Director Defendants' Chapter 11 cases propose the same funding and treatment of the Share Case Claims which are currently unpaid.

and after the Petition Date, AMERCO (as the funder of the Plan) will deposit sufficient cash into an Escrow Account (as defined herein) to ensure that any such interest payment can be made if, when, and to the extent that payment of interest is still required after all appellate rights have been exhausted. The Escrow Account will be maintained until the interest payment issue has been finally adjudicated and concluded in all litigation where it is pending, including the Share Case Plaintiffs' Dischargeability Litigation against the Debtor and the other Director Defendants as well as all appellate proceedings.

                 2. The Debtor intends to obtain from AMERCO the funds necessary to accomplish his payment of the Share Case Claims. The Debtor believes that AMERCO will be able to provide the cash needed to fund the Plan as stated by AMERCO in the AMERCO Joinder.

                 3. As part of the payments of the unpaid Share Case Claims which will occur on or before the Effective Date, the Shareholder Plaintiffs' AMERCO common stock will be surrendered and transferred to AMERCO. The Plan does not require or depend upon the Shareholder Plaintiffs' willingness to surrender or transfer their AMERCO common stock. If any of them is unwilling to do so, the stock will be transferred on AMERCO's books and records by an appropriate officer of AMERCO.

                 4. The determination of tax attributes and consequences of the Plan will not be a condition of the Plan. In this regard, the Plan does not require the Share Case Plaintiffs to report the payments proposed in the Plan to taxing authorities in the same way as the Debtor, the other Director Defendants, or AMERCO, or in any particular way. Furthermore, the Plan does not prohibit the Share Case Plaintiffs from assigning their rights to receive distributions under the Plan. As noted above and in the Disclosure Statement (as defined herein) which the Debtor prepared and the Bankruptcy Court approved, the Debtor's Plan is not conditioned upon tax attributes, tax avoidance, or any determination of any tax consequences; and all interested parties are referred to their respective tax advisors. Notwithstanding the foregoing, and because they believe that the structure contemplated to fund the Plan is substantively correct, the Debtor and the other Director Defendants have agreed with AMERCO to structure the settlement of the Share Case Judgment and the resulting surrender of the Shareholder Plaintiffs' AMERCO common stock as proposed in the Plan.

                 Exclusive of the Shareholder Plaintiffs and their Disputed Claims under the Share Case Judgment, the Debtor has other Claims and Creditors to deal with in the Plan. With respect to these other Claims and Creditors, the Debtor proposes to implement the Plan by making payments from income earned after the Petition Date and/or by selling or transferring other assets of the Debtor or his Estate -- all as provided in the Plan. The Debtor's implementation of the Plan will include, but is not limited to, obtaining final adjudications of any other Claims which are Disputed Claims (whether by stipulations or after litigation and the exhaustion of all appellate rights).

                 The Debtor expects that the Plan will be effective by the first Business Day (as defined herein) after October 1, 1996 (although nothing in the Plan prohibits an earlier or later Effective Date as the circumstances of the case may permit or require). In light of the provisions regarding the Share Case Plaintiffs' Effective Date Payoff and the funding of the Escrow Account and the revesting of the Debtor's property, the Plan will be substantially consummated on (but not before) the Effective Date.

                 EXCEPT FOR THE CHANGES WHICH HAVE BEEN PROPOSED IN THE TREATMENT AND PAYMENT OF UNPAID SHARE CASE CLAIMS, THE PLAN NOW PROPOSED DOES NOT CHANGE THE TREATMENT OF ANY CLAIM, CREDITOR, OR CLASS VOTING ON ANY PREVIOUS VERSION OF THE PLAN. THEREFORE, THE DEBTOR DOES NOT INTEND TO RESOLICIT ANY CLASS WHOSE TREATMENT HAS NOT CHANGED. LIKEWISE, THE DEBTOR DOES NOT INTEND TO RESOLICIT THE REMAINING UNPAID SHARE CASE PLAINTIFFS. TO THE EXTENT, IF ANY, THAT THE REMAINING UNPAID SHARE CASE CLAIMS ARE IMPAIRED BY THE PLAN, THE DEBTOR WILL ASSUME THAT THE UNPAID SHARE CASE PLAINTIFFS REJECT THE PLAN UNLESS THEY VOLUNTARILY ASK TO CHANGE THEIR PREVIOUS REJECTION VOTES TO ACCEPTANCES OF THE PLAN.

                                   ARTICLE II

                                   DEFINITIONS

                 For purposes of the Plan, and except as expressly provided otherwise herein or unless the context otherwise requires, all of the defined terms stated in Article II will have the meanings hereinafter stated. For purposes of the Plan and such defined terms, the singular and plural uses of such defined terms and the conjunctive and disjunctive uses thereof will be fungible and interchangeable (unless the context otherwise requires); and the defined terms will include masculine, feminine, and neuter genders. The defined terms stated in Article II also are substantive terms of the Plan; and Article II will be deemed incorporated throughout the rest of the Plan to convey substantive provisions included in the defined terms. Accordingly, the defined terms are as follows:

                 2.1 Accepting Creditor Settlement. This term is no longer needed to implement the Plan, and will be deemed deleted from the Plan.

                 2.2 Accepting Creditor Settlement Fund. This term is no longer needed to implement the Plan, and will be deemed deleted from the Plan.

                 2.3 Administrative Claim. This term will refer to and mean: (a) every cost or expense of administration of the Reorganization Case, including any actual and necessary post-petition expenses of preserving the Estate; (b) any actual and necessary post-petition expenses of the Debtor; (c) any Professional Charges approved by the Bankruptcy Court pursuant to interim and final allowances in accordance with Bankruptcy Code Sections 330, 331, and 503(b), 11 U.S.C. Sections 330, 331, and 503(b); and (d) all fees and charges assessed against the Estate under Chapter 123 of Title 28, United States Code.

                 2.4 Allowed Claim. This term will refer to and mean every Claim against the Debtor: (a)(i) as to which a proof of such Claim has been filed within the time fixed by the Bankruptcy Court, or (ii) which the Debtor has scheduled as liquidated in amount and undisputed; and in either event: (b)(i) as to which no objection to the allowance of such Claim has been filed within any applicable time period fixed by the Bankruptcy Court, or (ii) as to which the order allowing such Claim has become final and non-appealable without any appeal, review, or other challenge of any kind to that order having been taken or being still timely. If any Claim or the Creditor asserting such Claim is subject to any defense, setoff, counterclaim, recoupment, or other adverse claim of any kind of the Debtor or the Reorganized Debtor, including, but not limited to, any pending appeal or unexpired right to appeal, that Claim will be deemed a Disputed Claim; and it will not become an Allowed Claim unless and until all disputes are resolved or adjudicated fully and finally, with all appellate rights having been exhausted. Unless any earlier time is fixed by order of the Bankruptcy Court, and subject to amendment rights and the relation back of amendments under applicable federal or state procedural rules, any objection to the allowance of any Claim and the assertion of any defense, setoff, counterclaim, recoupment, or other adverse claim of any kind of the Debtor or the Reorganized Debtor must be filed on or before the first Business Day which is ninety (90) days after the Confirmation Date. Notwithstanding the foregoing provision regarding any unexpired appeal right creating a Disputed Claim, the Debtor intends to pay each of the Share Case Claims as provided in the Plan and, if the Debtor is able to do so, the Debtor will stipulate at the time of each such payment that the Claim is an Allowed Claim to the extent of each such payment and the Debtor will be deemed to have waived any right to appeal the Share Case Judgment as to each such Claim which the Debtor has paid, provided that this provision will not prohibit the Debtor from objecting to and appealing any requirement to pay post-Petition Date interest (as to which each Share Case Claim paid under the Plan will remain a Disputed Claim until final adjudication of the interest payment issue and the exhaustion of all appellate rights).

                 2.5 AMERCO. This term will refer to and mean AMERCO, a Nevada corporation, and will include, in the context of funding the Plan, all involved affiliates and subsidiaries thereof.

                 2.5A AMERCO Joinder. This term will refer to and mean the pleading entitled "AMERCO's Support Of And Joinder In Debtors' Motion For Rehearing Of Certain Legal Issues Addressed In The Court's January 26, 1996 Memorandum

Regarding Plan Confirmation," dated February 7, 1996, which AMERCO filed with the Bankruptcy Court.

                 2.6 Arizona Litigation. This term will refer to and mean the litigation in the Superior Court, Maricopa County, Arizona entitled Samuel W. Shoen, M.D., et al. v. Edward W. Shoen, et al., Case No. CV 88-20139.

                 2.7 Bankruptcy Code. This term will refer to and mean Title 11 of the United States Code, 11 U.S.C. Section 101, et seq., as it may be amended from time to time during the Reorganization Case.

                 2.8 Bankruptcy Court. This term will refer to and mean the United States Bankruptcy Court for the District of Arizona, or such other court which exercises jurisdiction over all or part of the Reorganization Case, including the United States District Court for the District of Arizona to the extent that the reference of all or part of the Reorganization Case is withdrawn.

                 2.9 Business Day. This term will refer to and mean every day except Saturdays, Sundays, and federal and Arizona state holidays observed by the Bankruptcy Court.

                 2.10 Claim. This term will refer to and mean "claim" as defined in Bankruptcy Code Section 101(5), 11 U.S.C. Section 101(5).

                 2.11 Class. This term will refer to and mean each of the classifications of Claims and the Debtor's equity interest described in Article III of the Plan.

                 2.12 Confirmation Date. This term will refer to and mean the date on which the Bankruptcy Court enters the Confirmation Order.

                 2.13 Confirmation Hearing. This term will refer to and mean the hearing regarding confirmation of the Plan conducted pursuant to Bankruptcy
Code Section 1128, 11 U.S.C. Section 1128, including any adjournment or continuation of that hearing from time to time.

                 2.14 Confirmation Order. This term will refer to and mean the order confirming the Plan pursuant to Bankruptcy Code Section 1129, 11 U.S.C.
Section 1129.

                 2.15 Contingency Fund. This term is no longer needed to implement the Plan, and will be deemed deleted from the Plan.

                 2.16 Court. This term will be completely synonymous and interchangeable with Bankruptcy Court, which is defined in a preceding section of this Article II.

                 2.17 Creditor. This term will refer to and mean "creditor" as defined in Bankruptcy Code Section 101(10), 11 U.S.C. Section 101(10), and will include every holder of a Claim, whether or not such Claim is an Allowed Claim.

                 2.18 Debtor. This term will refer to and mean Edward J. Shoen, in all capacities, including, but not limited to: (a) Edward J. Shoen, individually; (b) the Estate of Edward J. Shoen; and (c) Edward J. Shoen, as the representative of the Estate.

                 2.19 Debtor Professionals. This term will refer to and mean the law firm of Streich Lang, a Professional Association, and any and all other professionals which the Debtor or the Reorganized Debtor retains to assist in the conduct of the Reorganization Case or to provide professional services for a specified special purpose, all in accordance with Bankruptcy Code
Sections 327(a) and 327(e), 11 U.S.C. Sections 327(a) and 327(e).

                 2.20 Director Defendants. This term will refer to and mean Edward J. Shoen, James P. Shoen, John M. Dodds, Aubrey K. Johnson, and William
E. Carty, wherever they are referred to collectively in the Plan.

                 2.21 Disbursing Agent. This term is no longer needed to implement the Plan, and will be deemed deleted from the Plan.

                 2.22 Dischargeability Litigation. This term will refer to and mean the adversary proceedings which the Share Case Plaintiffs have filed against the Debtor and the other Director Defendants alleging: (a) that the Share Case Claims, including interest from and after the Petition Date, are non-dischargeable debts of the Debtor and the other Director Defendants under certain provisions of Bankruptcy Code Section 523(a), 11 U.S.C. Section 523(a);
(b) that in the case of Edward J. Shoen (the Debtor herein), the Punitive Damage Claim, also including interest from and after the Petition Date, is a non-dischargeable debt of that particular Director Defendant under certain provisions of Bankruptcy Code Section 523(a), 11 U.S.C. Section 523(a); and (c) that in the cases of certain Director

Defendants (i.e., Edward J. Shoen and James P. Shoen), discharges should be denied based on certain provisions of Bankruptcy Code Section 727(a), 11 U.S.C.
Section 727(a). The Debtor and the other Director Defendants dispute the Share Case Plaintiffs' contentions in the Dischargeability Litigation and deny that the Share Case Plaintiffs are entitled to any of the relief requested in that litigation.

                 2.23 Disclosure Statement. This term will refer to and mean the Disclosure Statement (dated April 25, 1995 and amended and restated July 28, 1995 and August 10, 1995) which the Debtor prepared and the Bankruptcy Court approved, in its present form or as it may be altered, amended, or modified.

                 2.24 Disputed Claim. This term will refer to and mean every Claim which is not an Allowed Claim.

                 2.25 Distribution Account. This term is no longer needed to implement the Plan, and will be deemed deleted from the Plan.

                 2.26 Effective Date. This term will refer to and mean the first Business Day after the last of the following dates and events has occurred, unless and to the extent that such conditions have been waived, wholly or partially, by the Debtor or the Reorganized Debtor in the exercise of his sole and absolute discretion: (a) one hundred eighty (180) days after the date on which the Confirmation Order has become final and non-appealable without any appeal, review, or other challenge of any kind to that order having been taken or being still timely; and (b) October 1, 1996, provided, however, that if the condition described in the preceding subsection (a) has been satisfied or waived earlier than October 1, 1996, the Debtor or the Reorganized Debtor will be entitled to establish the Effective Date earlier than October 1, 1996. Except where performance earlier than the Effective Date is expressly required by the Plan or where it is lawful and expressly permitted by the Plan to perform after the Effective Date, performance under the Plan will be due on the Effective Date. The Debtor and the Reorganized Debtor will have the right, but not the obligation, to render any or all of the performance under the Plan prior to what otherwise would be the Effective Date if the Debtor or the Reorganized Debtor deems it appropriate to do so, including, but not limited to, the right to perform under any circumstances which would moot any appeal, review, or other challenge of any kind to the Confirmation Order if the Confirmation Order is not stayed pending such appeal, review, or other challenge.

                 2.26A Escrow Account. This term will refer to and mean an account which will be established by the Reorganized Debtor on or before the Effective Date to ensure that interest under the Share Case Judgment can be paid on the unpaid Share Case Claims from and after the Petition Date if the Bankruptcy Court requires payment of such interest, and if and when it is finally adjudicated that such interest must be paid at the conclusion of all litigation regarding the interest payment issue, including the Dischargeability Litigation and the exhaustion of all appellate rights regarding payment of post-Petition Date interest. The Escrow Account will be structured and administered as follows:

                          (a) The Escrow Account will be established at a
federally insured bank or other federally insured financial institution which the Bankruptcy Court has approved as a depository institution. The Escrow Account will be an interest-bearing account; and the agent(s) who will be the authorized signer(s) on the Escrow Account will be subject to approval by the Bankruptcy Court. Such agent(s) will be separate and independent from the Reorganized Debtor and AMERCO;

                          (b) If the Bankruptcy Court orders that post-Petition
Date interest must be paid under the Share Case Judgment on the unpaid Share Case Claims, AMERCO will deposit cash in the Escrow Account sufficient to pay such post-Petition Date interest;

                          (c) The Escrow Account will be maintained until the
post- Petition Date interest issue is finally adjudicated in all litigation involving that issue and all appellate rights have been exhausted;

                          (d) If and when the funds in the Escrow Account are
distributed to the unpaid Share Case Plaintiffs, such funds (including interest accrued thereon) will be distributed pro rata to the unpaid Share Case Plaintiffs according to their respective unpaid Share Case Claims;

                          (e) If it is finally adjudicated that payment of post-
Petition Date interest on the unpaid Share Case Claims is not required, the funds in the Escrow Account will be distributed to AMERCO and the Escrow Account will be closed;

                          (f) If there is an adjudication by the Bankruptcy
Court or at any interim appellate level that payment of post-Petition Date interest on the unpaid Share Case Claims is not required, and if that adjudication is then appealed by the affected Share Case Plaintiffs, AMERCO will have the right (but not the obligation) to substitute an irrevocable letter of credit approved by the Bankruptcy Court (or the appropriate appellate court) for the cash otherwise deposited in the Escrow Account; and

                          (g) The Bankruptcy Court will have and retain
jurisdiction over the Escrow Account and all aspects of its administration.

                 2.27 Estate. This term will refer to and mean the bankruptcy estate of the Debtor created under Bankruptcy Code Section 541, 11 U.S.C.
Section 541.

                 2.28 Executory Contract. This term will refer to and mean every unexpired lease and other contract which is subject to being assumed or rejected under Bankruptcy Code Section 365, 11 U.S.C. Section 365.

                 2.29 General Unsecured Claim. This term will refer to and mean every Unsecured Claim against the Debtor, which will be classified and paid under the Plan as the Plan provides for Class 4 Claims, and which is not an Administrative Claim, a Priority Unsecured Claim, a Share Case Claim, a Punitive Damage Claim, or a Securities Litigation Claim.

                 2.30 Impoundment Trust. This term will refer to and mean the trust which will be the receptacle for all payments made, and/or property deposited in lieu of cash payments, on account of the Claims of the Creditors holding the Punitive Damage Claim. The Impoundment Trust will be established on the Effective Date to receive and impound all distributions made on account of the Punitive Damage Claim so long as it is a Disputed Claim and to disburse all accumulated distributions with respect to the Punitive Damage Claim if and when, and to the extent that, it becomes an Allowed Claim. The Impoundment Trust will be governed by the following terms and procedures:

                          (a) The Impoundment Trust will be an entity separate
and independent from the Reorganized Debtor and AMERCO. The Creditors holding the Punitive Damage Claim will be the beneficiaries of the Impoundment Trust; and each such Creditor will hold a pro rata interest in the Impoundment Trust to the extent of each such Creditor's pro rata interest in the Punitive Damage Claim. The Reorganized Debtor will be the settlor and the residual beneficiary of the Impoundment Trust;

                          (b) The trustee of the Impoundment Trust will be an
individual or entity proposed by the Debtor or the Reorganized Debtor and approved by the Bankruptcy Court. The trustee will be separate and independent from the Reorganized Debtor and AMERCO;

                          (c) The powers and duties of the trustee of the
Impoundment Trust will be limited to the sequestration, investment, and eventual distribution of the proceeds held in trust. The proceeds held in trust will be sequestered by the trustee and will not be disbursed to the Creditors holding the Punitive Damage Claim unless and until the Punitive Damage Claim becomes an Allowed Claim. Unless otherwise agreed in writing by all of the Creditors holding the Punitive Damage Claim which are the beneficiaries of the Impoundment Trust (in which event such Creditors will bear all risk of losses), the trustee will invest any cash deposits sequestered in the Impoundment Trust only in federally insured deposits or other investments supported by the full faith and credit of the United States;

                          (d) If the Reorganized Debtor deposits into the
Impoundment Trust any property in lieu of cash, then the Reorganized Debtor will have the right, for a period of ninety (90) days after the Punitive Damage Claim becomes an Allowed Claim, to liquidate such property or otherwise substitute and deposit into the Impoundment Trust cash equal to the value of such property before there is any sale, liquidation, or other disposition of the property by the trustee of the Impoundment Trust;

                          (e) All proceeds and property paid into the
Impoundment Trust, after deducting the trustee's fees and any other allowable charges by the trustee, will be deemed payments on the Punitive Damage Claim subject to that Claim becoming an Allowed Claim. The amounts deducted to pay the trustee's fees and other allowable charges (if any) will be for the administration of the Impoundment Trust, and will not be considered payments of the Punitive Damage Claim;

                          (f) All proceeds or property remaining sequestered in
the Impoundment Trust after full payment of the Punitive Damage Claim will be remitted to the Reorganized Debtor, subject to all of the Reorganized Debtor's other obligations under the Plan, and the Impoundment Trust will terminate; and

                          (g) The Bankruptcy Court will have and retain
jurisdiction over the Impoundment Trust and all aspects of its administration.

                 2.31 Insider. This term will refer to and mean every individual and entity which is an "insider" as defined in Bankruptcy Code Section 101(31), 11 U.S.C. Section 101(31), or was such an "insider" when the Claim of such individual or entity arose.

                 2.31A Mary Anna/MARAN Agreements. This term will refer to and mean collectively: (a) the "Settlement Agreement," dated September 19, 1995, by and among Mary Anna (Shoen) Eaton, MARAN, Inc., the Debtor, the other Director Defendants, and AMERCO; and (b) the "Stock Purchase Agreement," dated September 19, 1995, by and among Mary Anna (Shoen) Eaton, MARAN, Inc., the Debtor, and the other Director Defendants. The Mary Anna/MARAN Agreements were approved by an order of the Bankruptcy Court dated October 10, 1995.

                 2.31B Non-Shareholder Plaintiffs. This term will refer to and mean those Share Case Plaintiffs who are not record owners of AMERCO common stock. The Non-Shareholder Plaintiffs asserting currently unpaid Share Case Claims are Samuel W. Shoen and Cecilia (Shoen) Hanlon. Michael L. Shoen is primarily a Non-Shareholder Plaintiff, since he is the record owner of a very small amount (approximately 380 shares) of AMERCO common stock. Katrina (Shoen) Carlson is both a Shareholder Plaintiff and a Non-Shareholder Plaintiff. As of the Petition

Date, Mary Anna (Shoen) Eaton, Leonard S. Shoen, and Theresa (Shoen) Romero were also Non-Shareholder Plaintiffs. However, the Share Case Claims of those individuals and their controlled Shareholder Plaintiff corporations have been settled or paid in full; and references to the Non-Shareholder Plaintiffs as holders of unpaid Share Case Claims will not include those individuals.

                 2.32 Petition Date. This term will refer to and mean the filing date of the voluntary Chapter 11 petition commencing the Reorganization Case, which is February 21, 1995.

                 2.33 Plan. This term will refer to and mean this "Second Amended And Restated Debtor's Plan Of Reorganization Proposed By Edward J. Shoen (Including And Restating Surviving Provisions Of The Debtor's Initial Plan, Amended And Restated Plan, And First, Second, Third, And Fourth Amendments)" and every modification thereof, if any, filed by the Debtor.

                 2.34 Priority Unsecured Claim. This term will refer to and mean every Unsecured Claim against the Debtor which is not an Administrative Claim, a Share Case Claim, a Punitive Damage Claim, or a Securities Litigation Claim, and which is asserted by the Creditor holding such Claim to be entitled to priority under any applicable provision(s) of Bankruptcy Code Section 507, 11 U.S.C.
Section 507.

                 2.35 Professional Charges. This term will refer to and mean any allowed interim and final professional fees and expenses charged by the Chapter 11 professionals employed with the approval of the Bankruptcy Court in the Reorganization Case.

                 2.36 Punitive Damage Claim. This term will refer to and mean every Claim against the Debtor which is asserted by the Creditor holding such Claim to be created by the judgment entered in the Arizona Litigation on February 21, 1995 with respect to punitive damages against the Debtor. The Punitive Damage Claim is a Disputed Claim, and is classified in Class 5 under the Plan and paid as the Plan provides for that Class.

                 2.37 Reorganization Case. This term will refer to and mean the case under Chapter 11 of the Bankruptcy Code which was commenced by the filing of a voluntary Chapter 11 petition by the Debtor on the Petition Date.

                 2.38 Reorganized Debtor. This term will refer to and mean the Debtor from and after the Confirmation Date. Unless otherwise expressly stated or the context otherwise requires, alternative references to "the Debtor or the Reorganized Debtor" throughout various provisions of the Plan are intended to anticipate whether an event may occur before or after the Confirmation Date; and such alternative references do not attempt to distinguish between the Debtor and the Reorganized Debtor. Any settlement or agreement made by the Debtor as part of the Plan before the Confirmation Date will survive the Confirmation Date and the Effective Date and will bind both the Reorganized Debtor and every other party to such settlement or agreement (including, but not limited to, the provisions of the Plan as confirmed).

                 2.39 Secured Claim. This term will refer to and mean every Claim against the Debtor (including every secured portion of a Claim which is not fully secured) which is asserted by the Creditor holding such Claim to be secured by a lien, security interest, or assignment encumbering property in which the Debtor has an interest, provided, however, that such Claim will be a Secured Claim only to the extent of the validity, perfection, and enforceability of the claimed lien, security interest, or assignment and only to the extent of the value of the interest of the Creditor holding such Claim against such property of the Debtor.

                 2.40 Secured Creditor. This term will refer to and mean every Creditor which holds a Secured Claim in the Reorganization Case.

                 2.41 Securities Litigation Claims. This term will refer to and mean every Claim which has been asserted against the Debtor in certain litigation initiated in the United States District Court for the District of Nevada in Case Nos. CV-N-94-771-ECR, CV-N-94-810-ECR, CV-N-94-811-ECR, and CV-N-94-821-ECR, and subsequently transferred to the United States District Court for the District of Arizona (Case Nos. CIV-95-1338-PHX-ROS, CIV-95-1446-PHX-ROS, CIV-95-1447-PHX-ROS, and CIV-95-1448-PHX-ROS). The Debtor and others have entered into a settlement with the Creditors asserting the Securities Litigation Claims; and the Bankruptcy Court has approved the Debtor's participation in that settlement. The Securities Litigation Claims are classified and treated in Class 6 under the Plan in accordance with the settlement previously described herein.

                 2.42 Settlement Trust. This term is no longer needed to implement the Plan, and will be deemed deleted from the Plan.

                 2.43 Settlement Trust Property. This term is no longer needed to implement the Plan, and will be deemed deleted from the Plan.

                 2.44 Share Case Claim. This term will refer to and mean every Claim against the Debtor which is asserted by the Creditor holding such Claim to be created by the Share Case Judgment. The Share Case Claims which are currently unpaid will be classified and paid under the Plan as the Plan provides for Class 3B, Class 3C, Class 3E, and Class 3G, respectively. The Share Case Claim of each unpaid Share Case Plaintiff is presently a Disputed Claim.

                 2.45 Share Case Judgment. This term will refer to and mean the judgment entered in the Arizona Litigation which provides for payment of the damage award creating each of the Share Case Claims, and which requires the surrender and transfer of the Shareholder Plaintiffs' AMERCO common stock when the respective Share Case Claims are paid.

                 2.46 Share Case Judgment Amount. This term is no longer needed to implement the Plan, and will be deemed deleted from the Plan.

                 2.47 Share Case Judgment Codebtor Claim. This term is no longer needed to implement the Plan, and will be deemed deleted from the Plan.

                 2.47A Share Case Plaintiffs. This term will refer to and mean collectively the plaintiffs in the Arizona Litigation, which were as follows as of the Petition Date: (a) Leonard S. Shoen and/or LSS, Inc.; (b) Samuel W. Shoen and/or SAMWILL, Inc.; (c) Michael L. Shoen and/or MICKL, Inc.; (d) Mary Anna (Shoen) Eaton and/or MARAN, Inc.; (e) Cecilia (Shoen) Hanlon and/or CEMAR, Inc.;
(f) Theresa (Shoen) Romero and/or THERMAR, Inc.; and (g) Katrina (Shoen) Carlson and/or KATTYDID, Inc. The respective corporations named in the foregoing subsections (a) through (g) are, to the best of the Debtor's knowledge, information and belief, entities which have a legal existence separate from the respective individuals named in those subsections, but which are closely held and controlled by those individuals. Notwithstanding the foregoing list of the Share Case Plaintiffs as of the Petition Date, the Share Case Claims of Mary Anna (Shoen) Eaton, MARAN, Inc., Leonard S. Shoen, LSS, Inc., Theresa (Shoen) Romero, and THERMAR, Inc. have been settled or paid in full; and references to the Share Case Plaintiffs as holders of unpaid Share Case Claims will not include those individuals and entities.

                 2.48 Shareholder Plaintiffs. This term will refer to and mean, separately and collectively, those Share Case Plaintiffs which are the record owners of AMERCO common stock. As of the Petition Date, the Shareholder Plaintiffs were: (a) LSS, Inc.; (b) SAMWILL, Inc.; (c) MICKL, Inc.; (d) MARAN, Inc.; (e) CEMAR, Inc.; (f) THERMAR, Inc.; (g) KATTYDID, Inc.; (h) Michael L. Shoen (to the extent of approximately 380 shares); and (i) Katrina (Shoen) Carlson. Notwithstanding the foregoing list of the Shareholder Plaintiffs as of the Petition Date, and pursuant to settlements or full payments of the Share Case Claims of Mary Anna (Shoen) Eaton, MARAN, Inc., Leonard S. Shoen, LSS, Inc., Theresa (Shoen) Romero, and THERMAR, Inc., the AMERCO common stock formerly owned by MARAN, Inc., LSS, Inc., and THERMAR, Inc. has been transferred to AMERCO's treasury. References to the Shareholder Plaintiffs as holders of unpaid Share Case Claims and owners of AMERCO common stock will not include those entities.

                 2.49 Share Case Plaintiffs' Effective Date Payoff. This term will refer to and mean the total payments which will be made to the unpaid Share Case Plaintiffs on or before the Effective Date in full settlement and satisfaction of the unpaid Share Case Claims. Because of the Debtor's belief that his Estate and the Estates of the other Director Defendants are insolvent, the Debtor and the other Director Defendants propose that the total amount of the Share Case Plaintiffs' Effective Date Payoff will be an amount at least equal to the total of: (a) the principal amount of the remaining Share Case Claims; plus (b) judgment interest on this amount at the rate of ten percent (10%) per year from February 14, 1995 (the Share Case Plaintiffs' remittitur acceptance date) to and including the Petition Date; plus (c) any taxable costs awarded against the Debtor and the other Director Defendants pursuant to the Share Case Judgment. The Escrow Account, which is not included in the Shareholder Plaintiffs' Effective Date Payoff proposed herein, will be established to ensure the payment of interest under the Share Case Judgment from and after the Petition Date if, and only if, it is finally adjudicated as provided in the Plan that the Share Case Plaintiffs are entitled to be paid such interest.

                 2.50 Stock Exchange Distributees. This term is no longer needed to implement the Plan, and will be deemed deleted from the Plan.

                 2.51 Stock Exchange Distribution. This term is no longer needed to implement the Plan, and will be deemed deleted from the Plan.

                 2.52 Unsecured Claim. This term will refer to and mean every Claim against the Debtor, regardless of the priority of such Claim, which is not a Secured Claim as defined in a preceding Section of this Article II.

                 2.53 Unsecured Committee. This term will refer to and mean the Official Committee of Unsecured Creditors as appointed by the United States Trustee pursuant to Bankruptcy Code Section 1102(a)(1), 11 U.S.C. Section 1102(a)(1).

                 2.54 Unsecured Creditor. This term will refer to and mean every Creditor which asserts an Unsecured Claim in the Reorganization Case.

                                   ARTICLE III

           CLASSIFICATION OF CLAIMS AND THE DEBTOR'S EQUITYINTEREST

         All Claims and the Debtor's equity interest are classified under the Plan as hereafter stated in this Article. As of the Confirmation Hearing, any Class of Claims which is not occupied by an Allowed Claim (or a Claim temporarily or provisionally allowed by the Bankruptcy Court for voting purposes) will be deemed deleted automatically from the Plan with respect to voting on confirmation of the Plan.

                 3.1 Class 1: Administrative Claims. The Class 1 Claims will be all Claims which are Administrative Claims, including all Professional Charges.

                 3.2 Class 2: Priority Unsecured Claims. The Class 2 Claims will be all Claims which are Priority Unsecured Claims.

                 3.3 Class 3A: Leonard S. Shoen And/Or LSS, Inc. Share Case Claims. This Class does not contain any unpaid Claim, and will be deemed deleted from the Plan.

                 3.4 Class 3B: Samuel W. Shoen And/Or SAMWILL, Inc. Share Case Claims. The Class 3B Claims will be all Claims of Samuel W. Shoen and/or SAMWILL, Inc. which are Share Case Claims.

                 3.5 Class 3C: Michael L. Shoen And/Or MICKL, Inc. Share Case Claims. The Class 3C Claims will be all Claims of Michael L. Shoen and/or MICKL, Inc. which are Share Case Claims.

                 3.6 Class 3D: Mary Anna (Shoen) Eaton And/Or MARAN, Inc. Share Case Claims. This Class does not contain any unpaid Claim, and will be deemed deleted from the Plan.

                 3.7 Class 3E: Cecilia (Shoen) Hanlon And/Or CEMAR, Inc. Share Case Claims. The Class 3E Claims will be all Claims of Cecilia (Shoen) Hanlon and/or CEMAR, Inc. which are Share Case Claims.

                 3.8 Class 3F: Theresa (Shoen) Romero And/Or THERMAR, Inc. Share Case Claims. This Class does not contain any unpaid Claim, and will be deemed deleted from the Plan.

                 3.9 Class 3G: Katrina (Shoen) Carlson And/Or KATTYDID, Inc. Share Case Claims. The Class 3G Claims will be all Claims of Katrina (Shoen) Carlson and/or KATTYDID, Inc. which are Share Case Claims.

                 3.10 Class 4: General Unsecured Claims. The Class 4 Claims will be all Claims which are General Unsecured Claims.

                 3.11 Class 5: Punitive Damage Claim. The Class 5 Claims will be all Claims which are the Punitive Damage Claim.

                 3.12 Class 6: Securities Litigation Claims. The Class 6 Claims will be all Claims which are the Securities Litigation Claims.

                 3.13 Class 7: Share Case Judgment Codebtor Claims. This Class does not contain any unpaid Claim, and will be deemed deleted from the Plan.

                 3.14 Class 8: Debtor's Equity Interest. Class 8 contains the equity interest of the Debtor, who is an individual.

                                   ARTICLE IV

            TREATMENT OF CLASSES INDISPUTABLY UNIMPAIRED BY THE PLAN

                 4.1 Treatment of Class 1 (Administrative Claims). The holder of every Class 1 Administrative Claim will be paid: (a) fully and in cash on the Effective Date (including any interest allowed by the Bankruptcy Court) if the Claim is then an Allowed Claim; (b) fully and in cash (including any interest allowed by the Bankruptcy Court) when and if the Claim becomes an Allowed Claim after the Effective Date; or (c) as otherwise agreed in writing by the holder of the Allowed Claim or ordered by the Bankruptcy Court. Every Allowed Class 1 Administrative Claim for an operating expense of the Debtor incurred in the ordinary course of the Debtor's business will be paid fully and in cash in the ordinary course of such business (including any payment terms applicable to any such expense). The likely sources of the payments of all Allowed Class 1 Administrative Claims will be: (i) AMERCO, as to Professional Charges; and (ii) otherwise, the Debtor's property and post-petition income. Accordingly, Class 1 Administrative Claims are unimpaired by the Plan and Bankruptcy Code Section 1124, 11 U.S.C. Section 1124, and are deemed to have accepted the Plan pursuant to Bankruptcy Code Section 1126(f), 11 U.S.C. Section 1126(f).

                 4.2 Treatment of Class 2 (Priority Unsecured Claims). The holder of every Class 2 Priority Unsecured Claim will be paid: (a) fully and in cash on the Effective Date (including any interest allowed by the Bankruptcy Court) if the Claim is then an Allowed Claim; (b) fully and in cash (including any interest allowed by the Bankruptcy Court) when and if the Claim becomes an Allowed Claim after the Effective Date; (c) fully and in cash (including any interest allowed by the Bankruptcy Court) with respect to any Allowed Claim for unpaid taxes of the kind provided in Bankruptcy Code Section 507(a)(8), 11 U.S.C. Section 507(a)(8), provided, however, that as permitted by Bankruptcy Code Section 1129(a)(9), 11 U.S.C. Section 1129(a)(9), any such Allowed Claim will be paid in deferred quarterly cash payments of principal and market rate interest payable in arrears over a period of six (6) years from and after the date of assessment of such Claim; or (d) as otherwise agreed in writing by the holder of the Allowed Claim or ordered by the Bankruptcy Court. If there is any dispute between the Debtor and the Creditors holding the Priority Unsecured Claims, including any dispute regarding the appropriate market rate of interest from and after the Effective Date, that dispute will be resolved and adjudicated by the Bankruptcy Court at, or in conjunction with, the Confirmation Hearing. As an appropriate market interest rate, the Debtor proposes eight percent (8%) per year. The likely sources of the payments of all such Allowed Claims, if there are any such Allowed Claims, will be the Debtor's property and post-petition income. Accordingly, Class 2 Claims are unimpaired by the Plan and Bankruptcy Code Section 1124, 11 U.S.C. Section 1124, and are deemed to have accepted the Plan pursuant to Bankruptcy Code
Section 1126(f), 11 U.S.C. Section 1126(f).

                 4.3 Treatment Of Unimpaired Classes Not Changed. The Debtor has not changed the treatment of Class 1 and Class 2 from what the Debtor proposed in previous versions of the Plan.

                                    ARTICLE V

                          TREATMENT OF CLASS 3A CLAIMS

              (LEONARD S. SHOEN AND/OR LSS, INC. SHARE CASE CLAIMS)

                 Because of the full payment of the Share Case Claims previously asserted by Leonard S. Shoen and LSS, Inc., Article V is no longer needed to implement the Plan, and will be deemed deleted from the Plan.

                                   ARTICLE VI

                          TREATMENT OF CLASS 3B CLAIMS

            (SAMUEL W. SHOEN AND/OR SAMWILL, INC. SHARE CASE CLAIMS)

                 6.1 On or before the Effective Date, each Class 3B Claim will be paid in cash from the Share Case Plaintiffs' Effective Date Payoff; and each such Claim will become an Allowed Claim at the time of, and to the extent of, such payment. AMERCO will pay each Shareholder Plaintiff and each Non-Shareholder Plaintiff in Class 3B their respective portions of the Share Case Plaintiffs' Effective Date Payoff as stated in the matrix attached as Appendix "1" to the Plan and incorporated by reference in the Plan. At the same time, the Escrow Account will be funded to ensure that the Creditors asserting the Class 3B Claims will be paid interest on the Class 3B Claims from and after the Petition Date if, and only if, it is finally adjudicated in all litigation where the payment of post-Petition Date interest is at issue (including Dischargeability Litigation and the exhaustion of all appeal rights) that the Creditors asserting the Class 3B Claims are entitled to be paid such post-Petition Date interest. If any post-Petition Date interest is ultimately paid from the Escrow Account, such interest will be paid pro rata to the Shareholder Plaintiff and the Non-Shareholder Plaintiff in Class 3B in the same proportion as their respective Share Case Claims.

                 6.2 When the Creditors asserting the Class 3B Claims receive payment from the Share Case Plaintiffs' Effective Date Payoff and the Escrow Account is funded, all of the AMERCO common stock owned by the Shareholder Plaintiff(s) in Class 3B (and any successor in interest thereof) will be transferred immediately and automatically to AMERCO as the designee of the Debtor and the other Director Defendants. Any failure or refusal of the Class 3B Shareholder Plaintiff(s) (including any successor in interest thereof) to surrender and transfer the AMERCO common stock will not prohibit or delay AMERCO from causing and executing the transfer of the AMERCO common stock on the books and records of AMERCO.

                 6.3 The source of the funds which will be paid to satisfy the Class 3B Claims (including the funding of the Escrow Account) will be AMERCO.

                 6.4 The Debtor believes that the Class 3B Claims are unimpaired by the Plan. Conversely, if the Class 3B Claims are impaired, they will be paid in full in compliance with Bankruptcy Code Section 1129(b)(2)(B)(i), 11 U.S.C.
Section 1129(b)(2)(B)(i).

                                   ARTICLE VII

                          TREATMENT OF CLASS 3C CLAIMS

             (MICHAEL L. SHOEN AND/OR MICKL, INC. SHARE CASE CLAIMS)

                 7.1 On or before the Effective Date, each Class 3C Claim will be paid in cash from the Share Case Plaintiffs' Effective Date Payoff; and each such Claim will become an Allowed Claim at the time of, and to the extent of, such payment. AMERCO will pay each Shareholder Plaintiff and each Non-Shareholder Plaintiff in Class 3C their respective portions of the Share Case Plaintiffs' Effective Date Payoff as stated in the matrix attached as Appendix "1" to the Plan and incorporated by reference in the Plan. At the same time, the Escrow Account will be funded to ensure that the Creditors asserting the Class 3C Claims will be paid interest on the Class 3C Claims from and after the Petition Date if, and only if, it is finally adjudicated in all litigation where the payment of post-Petition Date interest is at issue (including Dischargeability Litigation and the exhaustion of all appeal rights) that the Creditors asserting the Class 3C Claims are entitled to be paid such post-Petition Date interest. If any post- Petition Date interest is ultimately paid from the Escrow Account, such interest will be paid pro rata to the Shareholder Plaintiff and the Non-Shareholder Plaintiff in Class 3C in the same proportion as their respective Share Case Claims.

                 7.2 When the Creditors asserting the Class 3C Claims receive payment from the Share Case Plaintiffs' Effective Date Payoff and the Escrow Account is funded, all of the AMERCO common stock owned by the Shareholder Plaintiff(s) in Class 3C (and any successor in interest thereof) will be transferred immediately and automatically to AMERCO as the designee of the Debtor and the other Director Defendants. Any failure or refusal of the Class 3C Shareholder Plaintiff(s) (including any successor in interest thereof) to surrender and transfer the AMERCO common stock will not prohibit or delay AMERCO from causing and executing the transfer of the AMERCO common stock on the books and records of AMERCO.

                 7.3 The source of the funds which will be paid to satisfy the Class 3C Claims (including the funding of the Escrow Account) will be AMERCO.

                 7.4 The Debtor believes that the Class 3C Claims are unimpaired by the Plan. Conversely, if the Class 3C Claims are impaired, they will be paid in full in compliance with Bankruptcy Code Section 1129(b)(2)(B)(i), 11 U.S.C.
Section 1129(b)(2)(B)(i).

                                  ARTICLE VIII

                          TREATMENT OF CLASS 3D CLAIMS

         (MARY ANNA (SHOEN) EATON AND/OR MARAN, INC. SHARE CASE CLAIMS)

                 Because of the settlements of the Share Case Claims previously asserted by Mary Anna (Shoen) Eaton and MARAN, Inc. (and the full performance of those settlements after the Bankruptcy Court's approval of the Debtor's participation), Article VIII is no longer needed to implement the Plan, and will be deemed deleted from the Plan.

                                   ARTICLE IX

                          TREATMENT OF CLASS 3E CLAIMS

          (CECILIA (SHOEN) HANLON AND/OR CEMAR, INC. SHARE CASE CLAIMS)

                 9.1 On or before the Effective Date, each Class 3E Claim will be paid in cash from the Share Case Plaintiffs' Effective Date Payoff; and each such Claim will become an Allowed Claim at the time of, and to the extent of, such payment. AMERCO will pay each Shareholder Plaintiff and each Non-Shareholder Plaintiff in Class 3E their respective portions of the Share Case Plaintiffs' Effective Date Payoff as stated in the matrix attached as Appendix "1" to the Plan and incorporated by reference in the Plan. At the same time, the Escrow Account will be funded to ensure that the Creditors asserting the Class 3E Claims will be paid interest on the Class 3E Claims from and after the Petition Date if, and only if, it is finally adjudicated in all litigation where the payment of post-Petition Date interest is at issue (including Dischargeability Litigation and the exhaustion of all appeal rights) that the Creditors asserting the Class 3E Claims are entitled to be paid such post-Petition Date interest. If any post-Petition Date interest is ultimately paid from the Escrow Account, such interest will be paid pro rata to the Shareholder Plaintiff and the Non-Shareholder Plaintiff in Class 3E in the same proportion as their respective Share Case Claims.

                 9.2 When the Creditors asserting the Class 3E Claims receive payment from the Share Case Plaintiffs' Effective Date Payoff and the Escrow Account is funded, all of the AMERCO common stock owned by the Shareholder

Plaintiff(s) in Class 3E (and any successor in interest thereof) will be transferred immediately and automatically to AMERCO as the designee of the Debtor and the other Director Defendants. Any failure or refusal of the Class 3E Shareholder Plaintiff(s) (including any successor in interest thereof) to surrender and transfer the AMERCO common stock will not prohibit or delay AMERCO from causing and executing the transfer of the AMERCO common stock on the books and records of AMERCO.

                 9.3 The source of the funds which will be paid to satisfy the Class 3E Claims (including the funding of the Escrow Account) will be AMERCO.

                 9.4 The Debtor believes that the Class 3E Claims are unimpaired by the Plan. Conversely, if the Class 3E Claims are impaired, they will be paid in full in compliance with Bankruptcy Code Section 1129(b)(2)(B)(i), 11 U.S.C.
Section 1129(b)(2)(B)(i).

                                    ARTICLE X

                          TREATMENT OF CLASS 3F CLAIMS

         (THERESA (SHOEN) ROMERO AND/OR THERMAR, INC. SHARE CASE CLAIMS)

                 Because of the full payment of the Share Case Claims previously asserted by Theresa (Shoen) Romero and THERMAR, Inc., Article X is no longer needed to implement the Plan, and will be deemed deleted from the Plan.

                                   ARTICLE XI

                          TREATMENT OF CLASS 3G CLAIMS

        (KATRINA (SHOEN) CARLSON AND/OR KATTYDID, INC. SHARE CASE CLAIMS)

                 11.1 On or before the Effective Date, each Class 3G Claim will be paid in cash from the Share Case Plaintiffs' Effective Date Payoff; and each such Claim will become an Allowed Claim at the time of, and to the extent of, such payment. AMERCO will pay each Shareholder Plaintiff and each Non-Shareholder Plaintiff in Class 3G their respective portions of the Share Case Plaintiffs' Effective Date Payoff as stated in the matrix attached as Appendix "1" to the Plan and incorporated by reference in the Plan. At the same time, the Escrow Account will be funded to ensure that the Creditors asserting the Class 3G Claims will be paid interest on the Class 3G Claims from and after the Petition Date if, and only if, it is finally adjudicated in all litigation where the payment of post-Petition Date interest is at issue (including Dischargeability Litigation and the exhaustion of all appeal rights) that the Creditors asserting the Class 3G Claims are entitled to be paid such post-Petition Date interest. If any post-Petition Date interest is ultimately paid from the Escrow Account, such interest will be paid pro rata to the Shareholder Plaintiff and the Non-Shareholder Plaintiff in Class 3G in the same proportion as their respective Share Case Claims.

                 11.2 When the Creditors asserting the Class 3G Claims receive payment from the Share Case Plaintiffs' Effective Date Payoff and the Escrow Account is funded, all of the AMERCO common stock owned by the Shareholder Plaintiff(s) in Class 3G (and any successor in interest thereof) will be transferred immediately and automatically to AMERCO as the designee of the Debtor and the other Director Defendants. Any failure or refusal of the Class 3G Shareholder Plaintiff(s) (including any successor in interest thereof) to surrender and transfer the AMERCO common stock will not prohibit or delay AMERCO from causing and executing the transfer of the AMERCO common stock on the books and records of AMERCO.

                 11.3 The source of the funds which will be paid to satisfy the Class 3G Claims (including the funding of the Escrow Account) will be AMERCO.

                 11.4 The Debtor believes that the Class 3G Claims are unimpaired by the Plan. Conversely, if the Class 3G Claims are impaired, they will be paid in full in compliance with Bankruptcy Code Section
1129(b)(2)(B)(i), 11 U.S.C. Section 1129(b)(2)(B)(i).

                                   ARTICLE XII

                           TREATMENT OF CLASS 4 CLAIMS

                           (GENERAL UNSECURED CLAIMS)

                 12.1 All Class 4 Claims which are Allowed Claims will be paid in full and in cash as hereafter provided in this Article XII.

                 12.2 The General Unsecured Claims which are Allowed Claims will be paid as follows:

                        (a) On or before the Effective Date, the Reorganized Debtor will pay an amount in cash which is not less than one-third (1/3) of the amount of all General Unsecured Claims which are Allowed Claims. This amount will be distributed by the Reorganized Debtor to pay pro rata distributions to the General Unsecured Creditors holding Allowed Class 4 Claims;

                        (b) On or before the six (6) month anniversary of the Effective Date, the Reorganized Debtor will pay an additional amount in cash which is not less than one-third (1/3) of the amount of all General Unsecured Claims which are Allowed Claims. This additional amount will be distributed by the Reorganized Debtor to pay pro rata distributions to the General Unsecured Creditors holding Allowed Class 4 Claims;

                        (c) On or before the one (1) year anniversary of the Effective Date, the Reorganized Debtor will pay a further amount in cash which will be sufficient to pay the unpaid balance, if any, of all Allowed Class 4 Claims and any unpaid interest which may be allowed by the Bankruptcy Court with respect to such Claims. The final payment will be distributed by the Reorganized Debtor to pay final pro rata distributions to the General Unsecured Creditors holding Allowed Class 4 Claims;

                        (d) The distribution provisions in the foregoing subsections (a) through (c) for General Unsecured Creditors holding Allowed Class 4 Claims will be subject to reserves for any Class 4 Claims which are or may be Disputed Claims. Such reserves, if any, will enable the Reorganized Debtor to make pro rata payments to the Creditors holding any such Disputed Claims when and if those Claims become Allowed Claims; and

                        (e) From and after the Effective Date, interest will accrue and will be payable on the unpaid balance of each Class 4 General Unsecured Claim which is or becomes an Allowed Claim at a market rate of interest determined by the Bankruptcy Court. If there is any dispute between the Debtor and the Creditor holding the General Unsecured Claim regarding the appropriate market interest rate proposed by the Debtor, that dispute will be resolved and adjudicated by the Bankruptcy Court at, or in conjunction with, the Confirmation

Hearing. As an appropriate market interest rate, the Debtor proposes eight percent (8%) per year.

                 12.3 The likely source of the payments of the Allowed Class 4 General Unsecured Claims will be the Debtor's property and post-petition income.

                 12.4 The General Unsecured Claims which comprise the Class 4 Claims are impaired pursuant to the Plan.

                 12.5 The Debtor has not changed the treatment of Class 4 from what the Debtor proposed in previous versions of the Plan and the Creditors in Class 4 voted to accept. Such previous versions of the Plan contemplated the use of a formal Distribution Account (in the name of the Reorganized Debtor) and Disbursing Agent (which could be the Reorganized Debtor) to make the Class 4 payments. See Sections 2.21 (Disbursing Agent) and 2.25 (Distribution Account) and Article XII of the Amended and Restated Plan dated July 28, 1995. If the Bankruptcy Court determines that the continuation of such formalities is necessary to avoid a material modification of the Plan, the Debtor and the Reorganized Debtor will reinstitute and establish the previously defined Disbursing Agent and Distribution Account.

                                  ARTICLE XIII

                           TREATMENT OF CLASS 5 CLAIMS

                             (PUNITIVE DAMAGE CLAIM)

                 13.1 The Class 5 Punitive Damage Claim is a Disputed Claim which will be treated as hereafter provided in this Section 13.1 and this
Article XIII:

                        (a) On the Effective Date, and annually thereafter on each anniversary of the Effective Date, the Reorganized Debtor will pay cash into the Impoundment Trust, or will deposit property in lieu of cash as provided in Section 13.2 hereof, which will be sufficient to amortize and to pay in full the Punitive Damage Claim, including any interest thereon which the Reorganized Debtor is required to pay, in equal annual installments by the tenth (10th) anniversary of the Effective Date. Subject to the above-stated amortization provisions, the entire unpaid balance of the Punitive Damage Claim, including any unpaid interest, will be due and payable on the tenth (10th) anniversary of the Effective Date;

                        (b) From and after the Effective Date, and until the allowance or disallowance wholly or in part of the Punitive Damage Claim, that Claim will bear interest at a market rate of interest, which will be paid from the payments made on account of the Punitive Damage Claim and which will reduce the principal amount of the Punitive Damage Claim if and to the extent that it becomes an Allowed Claim in a lesser amount. If there is any dispute between the Debtor and the Creditors holding the Punitive Damage Claim regarding the appropriate market interest rate, that dispute will be resolved and adjudicated by the Bankruptcy Court at, or in conjunction with, the Confirmation Hearing. As an appropriate market interest rate, the Debtor proposes eight percent (8%) per year;

                        (c) The payments of the Punitive Damage Claim by deposits into the Impoundment Trust for the accounts of the Creditors holding the Punitive Damage Claim (including all interest earned thereon) will be disbursed pro rata to the Creditors holding the Punitive Damage Claim if and when it becomes an Allowed Claim. The Impoundment Trust will terminate at that time; and all subsequent payments (if any) will be made directly to the Creditors then holding the Allowed Punitive Damage Claim; and

                        (d) If and to the extent that the Punitive Damage Claim is disallowed in whole or in part, the trustee of the Impoundment Trust will remit to the Reorganized Debtor any cash, or property in lieu of cash, in excess of the amount then required to be deposited in the Impoundment Trust in order to amortize the Punitive Damage Claim as provided in this Article XIII.

                 13.2 Unless and until the Punitive Damage Claim is an Allowed Claim, the Reorganized Debtor may, in the exercise of his sole and absolute discretion, deposit into the Impoundment Trust property in lieu of cash comprised of shares of AMERCO common stock then owned by the Reorganized Debtor. In order to credit the value of that AMERCO common stock against the Reorganized Debtor's obligation to amortize the Punitive Damage Claim, the AMERCO common stock deposited into the

Impoundment Trust will be deemed to have the value established by the market price of that stock on the date of the deposit. If the Reorganized Debtor deposits AMERCO common stock in lieu of cash:

                        (a) The trustee of the Impoundment Trust will sequester and hold such property until the allowance or disallowance of the Punitive Damage Claim and, for a period of ninety (90) days after the date on which the Punitive Damage Claim becomes an Allowed Claim, the trustee will not sell, liquidate, or otherwise dispose of such property;

                        (b) Until the expiration of ninety (90) days after the date on which the Punitive Damage Claim becomes an Allowed Claim, the Reorganized Debtor will have and retain the right to sell, liquidate, or otherwise dispose of such property and pay into the Impoundment Trust cash equal to the value of such property; and

                        (c) Any dividend or other distribution payable with respect to the stock held in the Impoundment Trust will be retained in the Impoundment Trust, and will be deemed to be paid on account of the Punitive Damage Claim and will reduce the amount of the Punitive Damage Claim if and to the extent it becomes an Allowed Claim.

                 13.3 The likely source of the payments of the Punitive Damage Claim will be the income and property of the Reorganized Debtor.

                 13.4 The Punitive Damage Claim which comprises the Class 5 Claim is impaired pursuant to the Plan.

                 13.5 The Debtor has not changed the treatment of Class 5 from what the Debtor proposed in previous versions of the Plan.

                                   ARTICLE XIV

                           TREATMENT OF CLASS 6 CLAIMS

                         (SECURITIES LITIGATION CLAIMS)

                 14.1 The Class 6 Securities Litigation Claims will be treated in accordance with the terms of the settlement by and among the Debtor and others and the Creditors asserting the Securities Litigation Claims. A copy of the settlement materials (as to which the Bankruptcy Court has approved the participation of the Debtor and the other Director Defendants) has been filed with the Bankruptcy Court and is part of the record already established in previous sessions of the Confirmation Hearing; and the settlement materials are incorporated by reference in the Plan.

                 14.2 The Securities Litigation Claims which comprise the Class 6 Claims are impaired pursuant to the Plan.

                 14.3 The Debtor has not changed the treatment of Class 6 from what the Debtor proposed in previous versions of the Plan after the settlement was executed and the Creditors in Class 6 voted to accept the Plan.

                                   ARTICLE XV

                           TREATMENT OF CLASS 7 CLAIMS

                      (SHARE CASE JUDGMENT CODEBTOR CLAIMS)

                 Because there are not any allowable Share Case Judgment Creditor Claims, Article XV is no longer needed to implement the Plan, and will be deemed deleted from the Plan.

                                   ARTICLE XVI

                  TREATMENT OF CLASS 8 DEBTOR'S EQUITY INTEREST

                 16.1 Subject to the provisions of the Plan providing for payment in full of the Creditors holding the Allowed Claims in the Classes of Creditors established by the Plan, the Debtor will retain his equity interest, which will revest in the Reorganized Debtor on the Effective Date. In order to retain the equity interest, the Debtor and the Reorganized Debtor arranged for funding of the Plan by AMERCO and committed to fund the Plan with property of the Debtor and the Reorganized Debtor as well as post-petition income of the Debtor and the Reorganized Debtor in order to ensure that Creditors will be paid in full as provided in the Plan.

                 16.2 The Class 8 Debtor's equity interest is unimpaired pursuant to the Plan.

                                  ARTICLE XVII

                         MEANS FOR EXECUTION OF THE PLAN

                 The means for execution of the Plan are and will be as follows:

                 17.1 The Plan will be funded: (a) by AMERCO with respect to the Share Case Claims; and (b) with respect to the other Claims, by the post-petition income and other property of the Debtor and the Reorganized Debtor which will be available to implement the Plan. Identifications throughout the Plan of likely sources of payments will not limit or preclude the Debtor or the Reorganized Debtor from funding the Plan by using any lawful sources of the necessary money or other property.

                 17.2 Subject to: (a) the use of the Impoundment Trust to sequester and hold payments made with respect to the Punitive Damage Claim (which is a Disputed Claim); and (b) the rights of the Debtor and the Reorganized Debtor to scrutinize, to object to, and/or to subordinate any Claims, the Debtor believes that the Plan is a full payment plan of reorganization for the Creditors whose Claims are classified and paid pursuant to the Plan.

                 17.3 In accordance with Bankruptcy Code Section 1123(b)(3), 11 U.S.C. Section 1123(b)(3), both the Debtor and the Reorganized Debtor will own and retain, and may enforce, compromise, settle, release, or otherwise dispose of, any and all claims, defenses, counterclaims, setoffs, and recoupments belonging to the Debtor or his Estate. Notwithstanding the above-stated reservation of rights and the powers to exercise those rights, and as requested by AMERCO as part of AMERCO's agreement to fund the Share Case Plaintiffs' Effective Date Payoff and the Escrow Account, the Reorganized Debtor will assign any such rights to AMERCO and designate AMERCO as his successor in interest to exercise any such rights to the full extent permitted by applicable law.

                 17.4 Whenever the Plan requires a payment to be made, such payment will be deemed made and effective as of the date when the payment is tendered to the Creditor to which the payment is due (including the trustee of a trust to which the payment is due). If any Creditor (including any trustee as noted above) refuses a tender, the payment tendered and refused will be held by the individual or entity making the tender for the benefit of that Creditor pending final adjudication of the dispute. However, when and if the dispute is finally adjudicated and the Creditor receives the payment previously tendered and refused, the Creditor will be obliged to apply the payment in accordance with the Plan as of the date of tender; and while a dispute is pending and after adjudication thereof, the Creditor will not have the right to claim interest or other charges on account of the tendered payment or to exercise any other right which would be enforceable by the Creditor if the Debtor failed to make the tendered payment.

                                  ARTICLE XVIII

                        TREATMENT OF EXECUTORY CONTRACTS

                 18.1 Before the Confirmation Date, if the Debtor intends to assume or to reject any Executory Contracts, the Debtor will file one or more motions identifying the Executory Contracts which he intends to assume as of the Confirmation Date and those which he intends to reject as of the Confirmation Date; and such motions and the Bankruptcy Court's orders thereon will be deemed incorporated in the Plan.

                 18.2 All Executory Contracts which are assumed will be vested in the Reorganized Debtor as of the Confirmation Date.

                 18.3 Notwithstanding the foregoing, the Debtor has searched his records and, to the best of his knowledge, information, and belief, the Debtor is not a party to any Executory Contracts. Specifically, the Debtor does not believe that any pre-petition agreement(s) involving the Debtor and Paul (see note 2 above) is an Executory Contract and, in all events, the Debtor intends to continue complying with any such agreement(s).

                                 ARTICLE XVIII-A

                      SUBSTANTIAL CONSUMMATION OF THE PLAN

                 Unless otherwise provided in the Confirmation Order, substantial consummation of the Plan will occur on the Effective Date. For purposes of the substantial consummation provision of Bankruptcy Code Section 1101(2), 11 U.S.C. Section 1101(2), and in addition to the timing of any other event(s) relevant to substantial consummation, the equity interest and property retained by the Reorganized Debtor will revest in the Reorganized Debtor on the Effective Date.

                                   ARTICLE XIX

                                    DISCHARGE

                 Except as otherwise provided in the Confirmation Order or the Plan, entry of the Confirmation Order will discharge, as of the Effective Date, any and all Claims against the Debtor and the Reorganized Debtor, including, without limitation, any Claim which arose at any time before the entry of the Confirmation Order and any Claim of a kind described in Bankruptcy Code Section 502(g), 11 U.S.C. Section 502(g). On and after the Confirmation Date, and as to every discharged Claim, every Creditor holding such a Claim will be precluded from asserting against the Debtor, the Reorganized Debtor, and any assets of the Debtor or the Reorganized Debtor, any such discharged Claim and any rights, remedies, demands, damages, or liabilities of any kind arising from or related to any such discharged Claim. Notwithstanding the foregoing provisions of this
Article XIX, the Debtor's discharge from the matters which are the subject of the Dischargeability Litigation will remain subject to a condition subsequent (whereby the Debtor's discharge may be revoked wholly or in part pursuant to such matters) until the Dischargeability Litigation is finally adjudicated and concluded.

                                   ARTICLE XX

                            MODIFICATIONS OF THE PLAN

                 The Plan may be modified by the Debtor or the Reorganized Debtor (as applicable) from time to time in accordance with, and pursuant to, Bankruptcy Code Section 1127, 11 U.S.C. Section 1127.

                                   ARTICLE XXI

                            RETENTION OF JURISDICTION

                 Notwithstanding confirmation of the Plan, the Bankruptcy Court will retain jurisdiction for the following purposes:

                 21.1 In General. The Bankruptcy Court will retain jurisdiction to determine the allowance and payment of any Claim(s) upon any objection(s) thereto (or other appropriate proceedings) by the Debtor, by the Reorganized Debtor, or by any other party in interest entitled to proceed in that manner. As part of such retained jurisdiction, the Bankruptcy Court will continue to determine the allowance of Administrative Claims and any request(s) for payment(s) thereof, including Administrative Claims (if any) for Professional Charges. In particular, and without limitation, the Bankruptcy Court will retain jurisdiction pursuant to Bankruptcy Code Section 1129(a)(4), 11 U.S.C. Section 1129(a)(4), to review and approve payments for services, costs, and expenses within the scope of that statutory provision to whatever extent (if any) the Bankruptcy Court deems appropriate under the circumstances of the Reorganization Case. The Bankruptcy Court's retained jurisdiction also will include permitting the Debtor or the Reorganized Debtor to correct arithmetical errors, if any, in the calculation and payment of any Claim(s).

                 21.2 Plan Disputes And Enforcement. The Bankruptcy Court will retain jurisdiction to determine any dispute(s) which may arise regarding the interpretation of any provision(s) of the Plan. The Bankruptcy Court also will retain jurisdiction to enforce any provisions of the Plan and any and all documents relating to the Plan, and to enjoin and otherwise to sanction any interference with the efforts of the Debtor, the other Director Defendants, and/or AMERCO to perform the Plan.

                 21.3 Further Orders. The Bankruptcy Court will retain jurisdiction to facilitate the performance of the Plan by entering, consistent with the provisions of the Plan, any further necessary or appropriate order(s) regarding enforcement of the Plan and any provision(s) thereof. In addition, the

Bankruptcy Court will retain jurisdiction to facilitate or implement the discharge of any Claim, or any portion thereof, pursuant to the Plan.

                 21.4 Other Claims. The Bankruptcy Court will retain jurisdiction to adjudicate any cause(s) of action or other proceeding(s) presently pending or otherwise referenced here or elsewhere in the Plan, including, but not limited to, the adjudication of any and all "core proceedings" under 28 U.S.C. Section 157(b) which may be pertinent to the Reorganization Case, and which the Debtor or the Reorganized Debtor may deem appropriate to initiate and prosecute before the Court in aid of the reorganization of the Debtor. This provision will not restrict the rights of the Debtor or the Reorganized Debtor to proceed in any other court of competent jurisdiction; but it will not be construed to require or suggest that the Debtor or the Reorganized Debtor must or should proceed elsewhere.

                 21.5 Final Decree. The Bankruptcy Court will retain jurisdiction to enter an appropriate final decree in the Reorganization Case.

                 21.6 Appeals. If there is any appeal of the Confirmation Order or any other kind of review or challenge to the Confirmation Order, and provided that no stay of the effectiveness of the Confirmation Order has been entered, the Bankruptcy Court will retain jurisdiction to implement and enforce the Confirmation Order and the Plan according to their terms, including, but not limited to, jurisdiction to enter such orders regarding the Plan or the performance thereof as may be necessary to effectuate the reorganization of the Debtor.

                 21.7 Executory Contracts. The Bankruptcy Court will retain jurisdiction to determine any and all motions regarding assumption or rejection of Executory Contracts and any and all Claims arising therefrom.

                 21.8 Committees. The Unsecured Committee will be deemed dissolved when the Effective Date occurs.

                                  ARTICLE XXII

                               GENERAL PROVISIONS

                 22.1 Extension Of Payment Dates. If any payment date falls due on any day which is not a Business Day, then such due date will be extended to the next Business Day.

                 22.2 Confirmation By Non-Acceptance Method. The Debtor hereby requests, if necessary, confirmation of the Plan pursuant to Bankruptcy Code
Section 1129(b), 11 U.S.C. Section 1129(b), with respect to any impaired Class of Claims which does not vote to accept the Plan.

                 22.3 Vesting. As of the Effective Date, the Reorganized Debtor will be vested with all property of the Estate free and clear of all Claims, liens, security interests, assignments, encumbrances, charges, and other interests of Creditors (except those Creditors whose Claims have been modified and restructured and remain outstanding after the Effective Date as provided in the Plan); and the Reorganized Debtor will be free of any restrictions imposed by the Bankruptcy Code and may act in all respects as if there were no pending case under any chapter or provision of the Bankruptcy Code.

                 22.4 Captions. Section captions used in the Plan are for convenience only, and will not affect the construction of the Plan.

                 22.5 Successors And Assigns. The rights and obligations of any Creditor referred to in the Plan will be binding upon, and will inure to the benefit of, the successors, assigns, heirs, devisees, executors, and personal representatives of such Creditor. Likewise, the Plan will be binding upon, and will inure to the benefit of, the Reorganized Debtor and his successors, assigns, heirs, devisees, executors, and personal representatives.

                 22.6 Tax Considerations Of The Plan. The Plan does not purport to bind the Share Case Plaintiffs for federal or state income or estate tax purposes to the funding structure proposed in funding the Plan. Also, the Plan does not require the Share Case Plaintiffs to report the transactions proposed in the Plan to taxing authorities in the same way as the Debtor, the other Director Defendants, or AMERCO, or in any particular way. Furthermore, the Plan does not prohibit the Share Case Plaintiffs from assigning their rights to receive distributions under the Plan. Although the Debtor (as well as each of the other Director Defendants) believes that the proposed structure of the settlement of each of the Share Case Claims is substantively correct and agrees to that structure, the Plan is not conditioned upon tax attributes, tax avoidance, or any
 . . .
 . . .
 . . .

determination of any tax consequences; and all interested parties are referred to their respective tax advisors.

DATED:  February 29, 1996
                                               ---------------------------------
PHOENIX, ARIZONA                               EDWARD J. SHOEN,
                                               Debtor and Debtor-In-Possession

PREPARED AND SUBMITTED BY:

STREICH LANG
A Professional Association
Renaissance One
Two North Central Avenue
Phoenix, Arizona  85004-2391

By
  --------------------------------------------------
        John J. Dawson (Az Bar No. 002786)
        Susan G. Boswell, Esq. (Az Bar No. 004791)
        Ronald E. Reinsel, Esq. (Az Bar No. 011059)

Attorneys for EDWARD J. SHOEN,
Debtor and Debtor-In-Possession

                                  APPENDIX "1"


MATRIX SHOWING PAYMENTS TO THE UNPAID NON-SHAREHOLDER PLAINTIFFS AND THE UNPAID
  SHAREHOLDER PLAINTIFFS FROM THE SHARE CASE PLAINTIFFS' EFFECTIVE DATE PAYOFF

        PAYMENTS TO THE UNPAID NON-SHAREHOLDER PLAINTIFFS FROM THE SHARE
                     CASE PLAINTIFFS' EFFECTIVE DATE PAYOFF

===============================================================================
    Non-Shareholder Plaintiff                              Payment Amount
- -------------------------------------------------------------------------------
    Samuel W. Shoen                                        $75,051,557.55
- -------------------------------------------------------------------------------
    Michael L. Shoen                                       $74,937,510.53
- -------------------------------------------------------------------------------
    Cecilia (Shoen) Hanlon                                 $43,300,889.71
- -------------------------------------------------------------------------------
    Katrina (Shoen) Carlson                                $37,445,101.15
===============================================================================

- - Post-Petition Date interest, if any, will be distributed pro rata among the Non-Shareholder Plaintiffs and the Shareholder Plaintiffs (next page) if and when such interest is paid from the Escrow Account as provided in the Plan. The Payment Amounts listed above and on the next page do not include post-Petition Date interest.

- - The payments to the remaining Share Case Plaintiffs (both Non-Shareholder Plaintiffs and Shareholder Plaintiffs) from the Share Case Plaintiffs' Effective Date Payoff, including pre-Petition Date interest from February 14, 1995 to February 21, 1995 at the 10% judgment rate, total
   $315,237,543.60.

             PAYMENTS TO THE UNPAID SHAREHOLDER PLAINTIFFS FROM THE
                  SHARE CASE PLAINTIFFS' EFFECTIVE DATE PAYOFF

===============================================================================
        Shareholder                     Number of
         Plaintiff                    AMERCO SHARES             *Payment Amount
- -------------------------------------------------------------------------------
Katabasis International, Inc.           4,041,924                $27,485,083.20
formerly SAMWILL, Inc.
- -------------------------------------------------------------------------------
MICKL, Inc.                             4,035,924                $27,444,283.20
- -------------------------------------------------------------------------------
CEMAR, Inc.                             2,331,984                $15,857,491.20
- -------------------------------------------------------------------------------
KATTYDID, Inc.                          1,282,248                $ 8,719,286.40
- -------------------------------------------------------------------------------
Michael L. Shoen                              380                $     2,584.00
- -------------------------------------------------------------------------------
Katrina (Shoen) Carlson                   734,376                $ 4,993,756.80
===============================================================================

* Calculation of the Payment Amount is the product of the number of AMERCO shares multiplied by $6.80.